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                         METROPOLITAN SERIES FUND, INC.

                              SUBADVISORY AGREEMENT
                    (Capital Guardian U.S. Equity Portfolio)

         This Subadvisory Agreement (this "Agreement") is entered into as of May 1, 2003 by and between MetLife Advisers, LLC, a Delaware limited liability company (the "Manager"), and Capital Guardian Trust Company (the "Subadviser").

         WHEREAS, the Manager has entered into an Advisory Agreement dated as of May 1, 2003 (the "Advisory Agreement") with Metropolitan Series Fund, Inc. (the "Fund"), pursuant to which the Manager provides portfolio management and administrative services to the Capital Guardian U.S. Equity Portfolio of the Fund (the "Portfolio");

         WHEREAS, the Advisory Agreement provides that the Manager may delegate any or all of its portfolio management responsibilities under the Advisory Agreement to one or more subadvisers;

         WHEREAS, the Manager desires to retain the Subadviser to render portfolio management services in the manner and on the terms set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the Manager and the Subadviser agree as follows:

     1.  Subadvisory Services.

         a. The Subadviser shall, subject to the supervision of the Manager and in cooperation with the Manager, as administrator, or with any other administrator appointed by the Manager (the "Administrator"), manage the investment and reinvestment of the assets of the Portfolio. The Subadviser shall invest and reinvest the assets of the Portfolio in conformity with (1) the investment objective, policies and restrictions of the Portfolio set forth in the Fund's prospectus and statement of additional information, as revised or supplemented from time to time, relating to the Portfolio (the "Prospectus"),
(2) any additional policies or guidelines established by the Manager or by the Fund's directors that have been furnished in writing to the Subadviser and (3) the provisions of the Internal Revenue Code (the "Code") applicable to "regulated investment companies" (as defined in Section 851 of the Code) and "segregated asset accounts" (as defined in Section 817 of the Code), all as from time to time in effect (collectively, the "Policies"), and with all applicable provisions of law, including without limitation all applicable provisions of the Investment Company Act of 1940 (the "1940 Act") the rules and regulations thereunder and the interpretive opinions thereof of the staff of the Securities and Exchange Commission ("SEC") ("SEC Positions"); provided, however, that the Manager agrees to inform the Subadviser of any and all applicable state insurance law restrictions that operate to limit or restrict the investments the Portfolio might otherwise make ("Insurance Restrictions"),

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and to inform the Subadviser promptly of any changes in such Insurance
Restrictions. Subject to the foregoing, the Subadviser is authorized, in its discretion and without prior consultation with the Manager, to buy, sell, lend and otherwise trade in any stocks, bonds and other securities and investment instruments on behalf of the Portfolio, without regard to the length of time the securities have been held and the resulting rate of portfolio turnover or any tax considerations; and the majority or the whole of the Portfolio may be invested in such proportions of stocks, bonds, other securities or investment instruments, or cash, as the Subadviser shall determine. Notwithstanding the foregoing provisions of this Section 1.a, however, the Subadviser shall, upon written instructions from the Manager, effect such portfolio transactions for the Portfolio as the Manager shall determine are necessary in order for the Portfolio to comply with the Policies.

         b. The Subadviser shall furnish the Manager and the Administrator daily, weekly, monthly, quarterly and/or annual reports concerning portfolio transactions and the investment performance of the Portfolio in such form as may be mutually agreed upon, and agrees to review the Portfolio and discuss the management of the Portfolio with representatives or agents of the Manager, the Administrator or the Fund at their reasonable request. The Subadviser shall permit all books and records with respect to the Portfolio to be inspected and audited by the Manager and the Administrator at all reasonable times during normal business hours, upon reasonable notice. The Subadviser shall also provide the Manager, the Administrator or the Fund with such other information and reports as may reasonably be requested by the Manager, the Administrator or the Fund from time to time, including without limitation all material as reasonably may be requested by the Directors of the Fund pursuant to Section 15(c) of the 1940 Act. The Subadviser shall furnish the Manager (which may also provide it to the Fund's Board of Directors) with copies of all material comments relevant to the Portfolio received from the SEC following routine or special SEC examinations or inspections subject to any restrictions imposed by the SEC or other regulatory authority on the dissemination of the SEC's comments.

         c. The Subadviser shall provide to the Manager a copy of the Subadviser's Form ADV, Part II as filed with the SEC and any amendments or restatements thereof in the future and a list of the persons whom the Subadviser wishes to have authorized to give written and/or oral instructions to custodians of assets of the Portfolio.

         d. Provided that the Subadviser receives proxies in a timely manner, the Subadviser shall use its good faith judgment in a manner which it reasonably believes best serves the interest of the Portfolio's shareholders to vote or abstain from voting all proxies, in accordance with the Subadviser's proxy voting policies and procedures, solicited by or with respect to the issuers of securities in which assets of the Portfolio are invested. The Manager shall take all actions necessary to effect delivery of the proxy solicitations to the Subadviser in a timely manner, including, but not limited to, effecting delivery of any proxy solicitation received by a third party who may hold securities on behalf of the Fund.

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     2.  Obligations of the Manager.

         a. The Manager shall provide (or cause the Fund's custodian to provide) information to the Subadviser in a timely manner regarding such matters as the composition of assets in the Portfolio, cash requirements and cash available for investment in the Portfolio, and all other information as may be reasonably necessary for the Subadviser to perform its responsibilities hereunder.

         b. The Manager has furnished the Subadviser a copy of the Prospectus and agrees during the continuance of this Agreement to furnish the Subadviser copies of any revisions or supplements thereto at, or, if practicable, before the time the revisions or supplements become effective. The Manager agrees to furnish the Subadviser with relevant sections of minutes of meetings of the Directors of the Fund applicable to the Portfolio to the extent they may affect the duties of the Subadviser, and with copies of any financial statements or reports of the Fund with respect to the Portfolio to its shareholders, and any further materials or information which the Subadviser may reasonably request to enable it to perform its functions under this Agreement, including, but not limited to, timely information relating to any Insurance Restrictions.

     3. Custodian. The Manager shall provide the Subadviser with a copy of the Portfolio's agreement with the custodian designated to hold the assets of the Portfolio (the "Custodian") and any modifications thereto (the "Custody Agreement"). The assets of the Portfolio shall be maintained in the custody of the Custodian identified in, and in accordance with the terms and conditions of, the Custody Agreement (or any sub-custodian properly appointed as provided in the Custody Agreement). The Subadviser shall provide timely instructions directly to the Fund's custodian, in the manner and form as required by the Fund's Custody Agreement (including with respect to exchange offerings and other corporate actions) necessary to effect the investment and reinvestment of the Portfolio's assets. Any assets added to the Portfolio shall be delivered directly to the Custodian. The Subadviser may reasonably rely without further inquiry upon any information furnished to it by the Custodian hereunder, and shall not be responsible for any errors or omissions arising from any inaccuracies in asset information provided by the Custodian.

     4. Expenses. Except for expenses specifically assumed or agreed to be paid by the Subadviser pursuant hereto, the Subadviser shall not be liable for any expenses of the Manager or the Fund including, without limitation, (a) interest and taxes, (b) brokerage commissions and other costs in connection with the purchase or sale of securities or other investment instruments with respect to the Portfolio, and (c) custodian fees and expenses. The Subadviser will pay its own expenses incurred in furnishing the services to be provided by it pursuant to this Agreement.

     5. Purchase and Sale of Assets. Absent instructions from the Manager to the contrary, the Subadviser shall place all orders for the purchase and sale of securities for the Portfolio with brokers or dealers selected by the Subadviser, which may include brokers or dealers affiliated with the Subadviser, provided such orders comply with Rule 17e-1 (or any

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successor or other relevant regulations) under the 1940 Act in all respects. To the extent consistent with applicable law and then-current SEC positions, purchase or sell orders for the Portfolio may be aggregated with contemporaneous purchase or sell orders of other clients of the Subadviser. The Subadviser shall seek to obtain best execution of transactions for the Portfolio. However, the Subadviser may select brokers or dealers on the basis that they provide brokerage, research or other services or products to the Portfolio and/or other accounts serviced by the Subadviser. Not all such services or products need to be used by the Subadviser in managing the Portfolio. The Subadviser undertakes to use all reasonable care and diligence in its choice of brokers and, in the event that any broker fails on the due date, or within such reasonable period as the Subadviser may decide, to deliver any necessary documents or, as the case may be, to pay any amount due, the Subadviser will, on request, endeavor to pursue on behalf of the Fund all appropriate legal remedies against such broker to recover such documents or amount due or compensation in lieu thereof. The costs and expenses properly incurred by the Subadviser in connection with the pursuit of such remedies shall be debited to the Portfolio, unless paid by the Manager.

     6. Compensation of the Subadviser. As full compensation for all services rendered, facilities furnished and expenses borne by the Subadviser hereunder, the Manager shall pay the Subadviser compensation at the annual rate of 0.45% of the first $100 million of the average daily net assets of the Portfolio during the Portfolio's then-current fiscal year, 0.40% of the next $400 million of such assets, 0.35% of the next $500 million of such assets and 0.30% of such assets in excess of $1 billion. Such compensation shall be payable monthly in arrears as the Manager is paid by the Portfolio pursuant to the Advisory Agreement. If the Subadviser shall serve for less than the whole of any month or other agreed-upon interval, the foregoing compensation shall be prorated. The Manager may from time to time waive the compensation it is entitled to receive from the Fund; however, any such waiver will have no effect on the Manager's obligation to pay the Subadviser the compensation provided for herein.

     7. Non-Exclusivity. The Manager agrees that the services of the Subadviser are not to be deemed exclusive and that the Subadviser and its affiliates are free to act as investment manager and provide other services to various investment companies and other managed accounts, except as the Subadviser and the Manager or the Administrator may otherwise agree from time to time in writing before or after the date hereof. This Agreement shall not in any way limit or restrict the Subadviser or any of its directors, officers, employees or agents from buying, selling or trading any securities or other investment instruments for its or their own account or for the account of others for whom it or they may be acting, provided that such activities do not adversely affect or otherwise impair the performance by the Subadviser of its duties and obligations under this Agreement. The Manager recognizes and agrees that the Subadviser may provide advice to or take action with respect to other clients, which advice or action, including the timing and nature of such action, may differ from or be identical to advice given or action taken with respect to the Portfolio. The Subadviser shall for all purposes hereof be deemed to be an independent contractor and shall, unless otherwise provided or authorized, have no authority to act for or represent the Fund or the Manager in any way or otherwise be deemed an agent of the Fund or the Manager except in connection with the investment management services provided by the Subadviser hereunder.

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     8.  Responsibility for Diversification. Unless the Subadviser has sole investment authority over all assets of the Fund, the Subadviser shall have no responsibility for the manner in which the Fund assets, considered in the aggregate, shall be diversified; provided, however, the Subadviser shall diversify the assets of the Portfolio to the extent necessary to minimize the risk of large losses.

     9. Representations and Warranties. By entering into this Agreement, the Subadviser represents and warrants that:

         (i) it is a state-chartered trust company, authorized by the California Department of Financial Institutions to carry on a trust banking business;

         (ii) it has full power and authority to enter into this Agreement, and that the undersigned has full power and authority to execute this Agreement on the Subadviser's behalf;

         (iii) it is an Investment Adviser registered under the Investment Advisers Act of 1940 (the "Advisers Act"); and

         (iv) it has adopted and maintains a written code of ethics complying with the requirements of Rule 17j-1 of the 1940 Act, and will provide the Manager and/or the Fund, upon reasonable request, with copies of such code of ethics as amended from time to time.

By entering into this Agreement, the Manager represents and warrants that:

         (i) it is registered as an investment adviser under the Advisers Act and will continue to be so registered for as long as this Agreement remains in effect, or else will immediately notify the Subadviser of the occurrence of any event that would disqualify the Manager from serving as an investment advisor to the Fund or any investment company pursuant to Section 9(a) of the 1940 Act or otherwise;

         (ii) it is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement, that it duly authorized and empowered by the Fund to enter into this Agreement, and that the undersigned has full power and authority to execute this Agreement on the Manager's behalf;

         (iii) it shall not transact in or remove from the Portfolio any securities, funds or other assets without first giving reasonable written notice to the Subadviser or terminating this Agreement; and

         (iv) it has received a copy of Part II of the Subadviser's Form ADV (the "ADV"). The Manager understands that if it has received the ADV less than 48 hours prior to its entering into this Agreement, the Manager may terminate the Agreement without penalty within 5 (five) business days after entering into the Agreement.

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    10.  Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered in person or by any other method in which evidence of receipt is obtained, including registered mail, facsimile transmission, or reputable messenger or overnight delivery service, to the parties at the following addresses or facsimile numbers (or at such other address or number as each respective party may specify in the future):

         (a) if to the Subadviser, to:

             Capital Guardian Trust Company
             333 South Hope Street, 55th Floor
             Los Angeles, California 90071
             Facsimile number: (213) 486-9218
             Attention: Treasurer

         (b) if to the Manager, to:

             MetLife Advisers, LLC
             501 Boylston Street
             Boston, Massachusetts 02110
             Facsimile number:  (617) 578-5538
             Attention: Thomas M. Lenz
                        Secretary

Each such notice or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the number specified in this section and the appropriate confirmation is received, and (ii) if given by any other means, when delivered at the address specified in this section.

    11. Liability and Indemnification. Except as may otherwise be provided by the 1940 Act or other federal securities laws, neither the Subadviser nor any of its officers, partners, managing directors, employees, affiliates or agents
(for the purposes of this Agreement brokers shall not be deemed as agents)(the "Indemnified Parties") shall be subject to any liability to the Manager, the Fund, the Portfolio or any shareholder of the Portfolio for any error of judgment, or any loss arising out of any investment or other act or omission in the course of, connected with, or arising out of any service to be rendered under this Agreement, except by reason of willful misfeasance, bad faith or gross negligence in the performance of any Indemnified Party's duties or by reason of reckless disregard by any Indemnified Party of its obligations and duties. The Manager shall hold harmless and indemnify the Subadviser for any loss, liability, cost, damage or expense (including reasonable attorneys fees and costs) arising (i) from any claim or demand by any past or present shareholder of the Portfolio that is not based upon the obligations of the Subadviser with respect to the Portfolio under this Agreement or (ii) resulting from the failure of the Manager to inform the Subadviser of any applicable Insurance Restrictions or any changes therein or of any policies and guidelines as established by the Manager or the Directors. The Subadviser agrees to indemnify the Manager for any loss, liability, cost, damage or expense (including reasonable attorney's fees) resulting from Subadviser's material misstatement or omission in the Portfolio's Prospectus with respect to disclosure of the Portfolio's investment

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objectives, policies and risks. The Manager acknowledges and agrees that the
Subadviser makes no representation or warranty, express or implied, that any level of performance or investment results will be achieved by the Portfolio or that the Portfolio will perform comparably with any standard or index, including other clients of the Subadviser, whether public or private.

    12. Effective Date and Termination. This Agreement shall become effective on the date first written above, and

         a. unless otherwise terminated, this Agreement shall continue in effect for two years from the date of execution, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Portfolio, and (ii) by vote of a majority of the directors of the Fund who are not interested persons of the Fund, the Manager or the Subadviser, cast in person at a meeting called for the purpose of voting on such approval;

         b. this Agreement may at any time be terminated on sixty days' written notice to the Subadviser either by vote of the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Portfolio, subject to the Fund's obligation to fulfill all transactions authorized prior to such termination;

         c. this Agreement shall automatically terminate in the event of its assignment or upon the termination of the Advisory Agreement;

         d. this Agreement may be terminated by the Subadviser on sixty days' written notice to the Manager and the Fund, or, if approved by the Board of Directors of the Fund, by the Manager on sixty days' written notice to the Subadviser; and

    Termination of this Agreement pursuant to this Section 12 shall be without the payment of any penalty. In the event of termination of this Agreement, all compensation due to the Subadviser through the date of termination will be calculated on a pro rata basis through the date of termination and paid on the first business day after the next succeeding month end.

    13. Amendment. This Agreement may be amended at any time by mutual consent of the Manager and the Subadviser, provided that, if required by law (as may be modified by any exemptions received by the Manager), such amendment shall also have been approved by vote of a majority of the outstanding voting securities of the Portfolio and by vote of a majority of the directors of the Fund who are not interested persons of the Fund, the Manager or the Subadviser, cast in person at a meeting called for the purpose of voting on such approval.

    14. Certain Definitions. For the purpose of this Agreement, the terms "vote of a majority of the outstanding voting securities," "interested person," "affiliated person" and "assignment" shall have their respective meanings defined in the 1940 Act, subject, however, to such exemptions as may be granted by the SEC under the 1940 Act.

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    15.  General.

         a. The Subadviser may perform its services through any employee, officer or agent of the Subadviser, and the Manager shall not be entitled to the advice, recommendation or judgment of any specific person; provided, however, that the persons identified in the Prospectus of the Portfolio shall perform the portfolio management duties described therein until the Subadviser notifies the Manager that one or more other employees, officers or agents of the Subadviser, identified in such notice, shall assume such duties as of a specific date. The Subadviser shall use commercially reasonable efforts to inform the Manager of any such events enough time prior to the event taking effect such that time allows the Manager sufficient time to prepare and file any necessary supplement to the Prospectus.

         b. If any term or provision of this Agreement or the application thereof to any person or circumstances is held to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the fullest extent permitted by law.

         c. This Agreement shall be governed by and interpreted in accordance with the laws of The Commonwealth of Massachusetts.

    16. Use of Name. It is understood that the name "Capital Guardian", "Capital Guardian Trust Company," and any of the other names of the Subadviser or the Subadviser's affiliates, and any derivative or logo or trade or service mark thereof (collectively, the "Names and Trademarks"), associated with that name are the valuable property of the Subadviser and the Subadviser's affiliates, and that the Fund has the right to include such name as a part of the name of its portfolio only so long as this Agreement shall continue. Upon termination of this Agreement the Fund shall forthwith cease to use such Names and Trademarks.

Manager agrees that it will review with the Subadviser any advertisement, sales literature or notice prior to its use or publication that makes reference to the Names and/or Trademarks, so that the Subadviser may review the context in which the Names and/or Trademarks are being referred to, it being agreed that the Subadviser shall have no responsibility to ensure the adequacy of the form or content of such materials for the purposes of the 1940 Act or other applicable laws or regulations. If the Manager or the Fund makes any unauthorized use of, or reference to, the Names or the Trademarks the Manager acknowledges that the Subadviser shall suffer irreparable harm for which monetary damages may not be completely adequate, and therefore the Subadviser may also be entitled to injunctive relief.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates written below.

                                   METLIFE ADVISERS, LLC

                                   By:
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                                         John F. Guthrie, Jr.
                                         Senior Vice President

                                   Date:
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                                    CAPITAL GUARDIAN TRUST COMPANY

                                    By:
                                        ----------------------------------------



                                    Date:
                                         ---------------------------------------

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